UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)    October 13, 2011

Lucas Energy, Inc.
(Exact name of registrant as specified in its charter)

Nevada	001-32508	98-0417780
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3555 Timmons Lane, Suite 1550, Houston, Texas	77027
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (713) 528-1881

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On October 13, 2011, Lucas Energy, Inc. (“Lucas” or the “Company”), entered into a Purchase and Sale Agreement with Nordic Oil USA I, LP (“Nordic 1”), which agreement had an effective date of July 1, 2011 (the “Purchase Agreement”).  The closing of the Purchase Agreement is subject to the approval of the Purchase Agreement by Nordic 1’s shareholders.  We anticipate the Purchase Agreement closing on or before November 8, 2011, subject to Nordic 1 receiving the approval of its shareholders for the consummation of the sale.

Pursuant to the Purchase Agreement, the Company agreed to purchase all of Nordic 1’s right, title and interest in and to certain oil, gas and mineral leases, rights, interests and assets located in Gonzales, Karnes and Wilson Counties, Texas, which represent all of Nordic 1's interests in the LEI 2009 II and III Capital Programs.  Included in the purchase, the Company acquired all rights to any pooled, communitized or unitized acreage, overriding interests in the property, mineral and royalty interests and other property interests Nordic 1 had in the property, all rights to any wells on the property, all contractual rights associated with the property, all easements, permits, equipment and oil, gas and other hydrocarbons on the property, as well as all data which Nordic 1 had associated with the property.   The purchase did not include any of Nordic 1’s accounts payable or receivable related to the property acquired prior to July 1, 2011.

The Company agreed to pay Nordic 1 $22 million payable in the form of a senior secured promissory note, the payment of which is secured by a Deed of Trust, Security Agreement, Financing Statement and Assignment of Production on the property acquired.  The note is anticipated to have a term of 12 months and bear interest at 6% per annum.

The Company also entered into a purchase agreement with an individual pursuant to which the Company agreed to purchase the individual’s property interests in the property to be acquired from Nordic 1 in consideration for 2,000 shares of to be designated Series A Convertible Preferred Stock of the Company, each of which shares is convertible into 1,000 shares of the Company’s common stock (the terms and conditions of which are described in greater detail below).  The issuance of the shares of Series A Convertible Preferred Stock are subject to the listing of the shares issuable in connection with the conversion of such shares on the NYSE Amex.  The closing of the purchase agreement with the individual is subject to the closing of the Purchase Agreement with Nordic 1, as described above.

Following the approval of the Purchase Agreement by the Nordic 1 shareholders, the Company will file a Form 8-K with the material contracts attached as exhibits.

ITEM 3.02 UNREGISTERED SALES OF EQUITY SECURITIES.

In connection with the purchase agreement with the individual described above, the Company agreed to issue the individual 2,000 shares of to be designated Series A Preferred Stock of the Company.  The issuance of the shares is dependent on the closing of the Purchase Agreement with Nordic 1, and as such, the shares have not been issued to date.

The Company plans to claim an exemption from registration afforded by Section 4(2) of the Securities Act of 1933, as amended (the “Act”) for the foregoing issuance as the recipient will take the shares for investment and not resale, the Company will take appropriate measures to restrict transfer, and the recipient will have access to similar documentation and information as would be required in a Registration Statement under the Act.

ITEM 5.03 AMENDMENTS TO ARTICLES OF INCORPORATION OR BYLAWS; CHANGE IN FISCAL YEAR.

Assuming the closing of the Purchase Agreement with Nordic 1, which is subject to the approval of Nordic 1’s shareholders, and the approval of the listing on the NYSE Amex of the shares issuable in connection with the conversion of such securities, the Company plans to designate a series of 2,000 shares of Series A Convertible Preferred Stock.  The Series A Convertible Preferred Stock will have no voting rights, no liquidation rights and no redemption rights, but will have conversion rights.  The conversion rights will provide the holder thereof the right to convert each Series A Convertible Preferred Stock share into 1,000 shares of the Company's common stock, from time to time at the option of the holder, provided that at no conversion will be allowed at any time that the number of shares to be issued to the holder thereof, together with any other shares of common stock beneficially owned by the holder, would exceed 4.99% of the Company’s then outstanding common stock.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LUCAS ENERGY, INC.

By: /s/ K. Andrew Lai
Name: K. Andrew Lai
Title: Chief Financial Officer

Date: October 19, 2011